Closing Document No. 2.1

     SEVENTH AMENDMENT TO AGREEMENT TO PURCHASE AND SELL


     THIS SEVENTH AMENDMENT TO AGREEMENT TO PURCHASE AND SELL (this "Amendment") is made as of the 30th day of June 1995, by and between the City of Santa Fe, New Mexico ("Purchaser"), and Public Service Company of New Mexico ("Seller"). Unless otherwise defined herein, any term which its initial letter capitalized shall have the meaning ascribed to it in that certain Agreement to Purchase and Sell (the "Agreement"), dated February 28, 1994, by and between Purchaser and Seller, as amended by that certain First Amendment to Agreement to Purchase and Sell (the "First Amendment"), dated April 29, 1994, that certain Second Amendment to Agreement to Purchase and Sell (the "Second Amendment"), dated June 29, 1994, that certain Third Amendment to Agreement to Purchase and Sell (the "Third Amendment"), dated June 30, 1994, that certain Fourth Amendment to Agreement to Purchase and Sell (the "Fourth Amendment"), dated August 30, 1994, that certain Fifth Amendment to Agreement to Purchase and Sell (the "Fifth Amendment"), dated October 31, 1994, and that certain Sixth Amendment to Agreement to Purchase and Sell (the "Sixth Amendment"), dated December 31, 1994. All references to the Agreement shall be as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment.

                          RECITALS

     WHEREAS, Purchaser and Seller executed the First Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment to, among other things, extend the time for performance or exercise of certain of Seller's and Purchaser's rights under the Agreement; and

     WHEREAS, Purchaser and Seller desire to extend further the time for performance or exercise of certain of those rights, and to amend and clarify their respective rights and obligations by further amending the Agreement and confirming certain matters, all as provided in this Amendment.

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                          AGREEMENT

     1. Materials and Supplies, and Service Agreements shall not be included in the Assets and shall be Excluded Assets. Accordingly, Section
1.1.4 of the Agreement is hereby amended to delete the phrases "Materials and Supplies," and "Service Agreements," and Section 1.1.21 of the Agreement is hereby amended to insert the phrase "Materials and Supplies, Service Agreements, Plans, those contracts listed on Schedule 1.1.21," immediately after the phrase "Common Plant,". Section 1.1.14 and Section 11.2.5 of the Agreement are hereby amended to delete the phrase "Service Agreements" wherever it appears. In the last sentence of Section 1.1.4 the phrase "or Excluded Obligations" is hereby added after the phrase "Excluded Assets".

     2.   Section 1.1.73 of the Agreement is hereby amended to read:

          1.1.73 UCC Filings.  As defined in Section 7.7.

     3.   Section 1.1.77 of the Agreement is hereby amended to read:

          1.1.77 Transactions. The purchase and sale of the Assets and the execution of the Operating Agreement pursuant to this Agreement.

     4. Section 3.2.1 of the Agreement is hereby amended to substitute the word "two (2)" for the word "fifteen (15)".

     5. Section 5.8.2 of the Agreement is hereby amended to insert the following phrase in the second sentence immediately after the phrase "To Seller's Knowledge," and in the third sentence immediately before the phrase "are all the certificates . . .":

          . . . except for the possible requirement for a
          special use permit from the United States Bureau of
          Land Management as described in Schedule 5.8.1,
          . . .

     6.   Sections 5.16.3(A)(2), (3) and (4), 5.16.3(B)(v), 5.16.4, 5.16.6
and 5.16.7 of the Agreement are hereby amended to add the following phrase:


          . . . provided, however, that the parties expressly acknowledge that the SEO has proposed changes to its dedication policy that may affect existing and future dedications and offset requirements and that such changes in policy, if adopted, and any resulting effects on dedications and offset requirements will not constitute a breach of any warranty or representation made by Seller in this Agreement.

     7. Section 5.16.3(A)(2) of the Agreement is further amended to insert the phrase:

          . . . subject to claims by the SEO, the New Mexico
          Attorney General's office or any other third party that notice of the SEO application resulting in Permit No. RG-20516 et al. was in any way insufficient or illegal, and . . .

between the phrase "10,000 acre feet of water per year," and the phrase "subject to the operation of New Mexico law".

     8. Section 5.16.3(A)(8) is hereby amended to insert the following phrase at the beginning of clauses (iii) and (iv):

          Except for any use of water appropriated from the Country Club Estates well prior to December 20, 1994, which would not be permitted by the cease and desist order set forth in the letter of that date from the SEO to SDCW, . . .

In addition, Section 5.16.4 is hereby amended to insert the same phrase immediately preceding the phrase "all conditions of approval".

     9. Purchaser and Seller hereby amend Section 7.4.2 of the Agreement to provide that (i) the Inspection Deadline is hereby extended to June 30, 1995, (ii) Purchaser's right to terminate the Agreement pursuant to Section
7.4.2 shall expire if not exercised on or before June 30, 1995, (iii) if Purchaser elects not to terminate the Agreement pursuant to Section 7.4.2, Purchaser shall deliver a Waiver Notice to Seller on or before June 30, 1995, and (iv) the deadline for Purchaser to notify Seller of an Environmental Condition shall be extended until June 30, 1995. If Purchaser fails to deliver a Waiver Notice to Seller on or before June 30, 1995, Purchaser shall conclusively be deemed to have elected to terminate the Agreement. The effect of such a termination shall be as provided in Section
7.4.2. If Purchaser notifies Seller of an Environmental Condition on or before June 30, 1995, Purchaser and Seller shall have their respective rights to correct such matters, indemnify Purchaser, pay costs, remediate, or undertake some other alternative, in the case of Seller, or waive such matters or terminate the Agreement, in the case of Purchaser, on the time frames set forth in Section 7.5.2 of the Agreement. Even though this Amendment is executed after February 28, 1995, the parties intend that it be effective as of February 28, 1995, and accordingly, the Agreement shall not be deemed to have terminated pursuant to Section 7.4.2 of the Agreement on or after February 28, 1995.

     10. Purchaser and Seller hereby amend Section 7.6 of the Agreement to extend the Governmental Permit Deadline to June 30, 1995; provided, however, Purchaser's right to terminate the Agreement pursuant to Section
7.6 shall terminate unless Purchaser notifies Seller, on or before June 30, 1995, that it has determined that it will be unable to obtain the transference or issuance of any Governmental Permits or Non-Transferrable Governmental Permits necessary to use the Assets as they currently are being used or to operate the Business as it currently is being operated.

     11.  The amount "$5,900,000" appearing in Section 5.11(ix) and
Section 7.1.1 of the Agreement is hereby increased to "$9,000,000".

     12.  The phrase "Within 90 Days" in the first sentence of
Section 7.2.1 of the Agreement is hereby amended to "Not later than the Closing Date".

     13. Sections 9.7.2 and 11.2.2 of the Agreement and Schedule 9.7.2, all relating to the Cerro Gordo Road Easement, are hereby deleted in their entirety. The phrase "Reserved for future use" shall be substituted for the text of Section 7.2. A new Section 11.2.2 is hereby added to the Agreement, providing:

          11.2.2 UHF Communication Link Easement. The easement required by Section 9.7.3 of this Agreement, executed and acknowledged by Seller and accepted by Purchaser.

     14.  Section 11.2.11 of the Agreement is hereby amended to read:

          11.2.11 Seller's Required Consents.  Copies of
          Seller's Required Consents.

     15.  Section 11.2.21 of the Agreement is hereby amended to read:

          11.2.21 Updated Title Insurance Commitment and Other Documents. The updated title insurance commitment and ALTA closing protection letter in accordance with Section 7.3.1 of the Agreement, and such other documents to be delivered by Seller hereunder, or as Purchaser or its counsel may reasonably request to carry out the purposes of this Agreement.

     16. The text of Section 11.3.9 of the Agreement is hereby deleted in its entirety, and the phrase "Reserved for future use" is inserted in lieu thereof.

     17.  Replace Section 11.4.1(i) in its entirety with the following:

          "i. Notwithstanding anything to the contrary herein, (A) real estate and personal property taxes shall be prorated on the basis of the 1994 valuations and the 1994 mill levies, and shall be subject to readjustment as soon as the actual 1995 valuations and mill levies are conclusively determined, and (B) Seller shall be responsible to pay at or prior to Closing any special assessments which may be a lien on the Property. As the owner of real or personal property pursuant to this Agreement, the Purchaser may have no or reduced (with respect to the liability of Seller) real or personal property tax liability. No proration of real or personal property tax liability shall make the Purchaser liable for any tax not owed by the Purchaser."

     18. Section 9.3 of the Agreement is hereby amended to change "11:59 p.m. (Mountain Standard Time)" to "12:01 a.m. (Mountain Daylight Time)".

     19. Schedule 9.8 of the Agreement (the Operating Agreement) is hereby amended and restated in the form attached hereto as Exhibit "A".

     20. Without waiving any of Purchaser's rights with respect to Encumbrances, Seller shall remain liable for, and hold harmless and indemnify Purchaser for, any mechanic's liens for work done or materials furnished prior to the Closing Date with respect to (i) the property identified as the "Agua Fria Booster and Well" on Schedule 1.1.38A-1, and
(ii) the property being acquired by City on the date hereof pursuant to that certain Agreement Relating to the Sale of Real Estate, dated February 28, 1994, between Seller and Purchaser.

     21. Section 14.9 of the Purchase Agreement is hereby amended by adding the following sentence at the end of the section:

          Without limiting the generality of the foregoing, in the event that Seller or Purchaser discover additional Assets, including, but not limited to, Real Property, easements, licenses and rights-of-way, that were not specifically included in any of the transfer documents set forth in
          Section 11.2 hereof, then (i) in the case of such a discovery by Seller, Seller shall immediately notify Purchaser and, upon the request of Purchaser, deliver to Purchaser the appropriate transfer document duly executed and, if appropriate, ready for recordation, and (ii) in the case of discovery by Purchaser and notification by Purchaser to Seller, Seller shall immediately delivery to Purchaser the appropriate transfer document duly executed and, if appropriate, ready for recordation.

Subject to Seller's obligations under Section 14.9 of the Agreement, Seller and Purchaser acknowledge and affirm that the transfer documents executed and delivered at Closing are intended to convey all of the Assets, but only the Assets, which Seller is required to convey to Purchaser pursuant to the Purchase Agreement.

     22. Section 11.2.4 of the Agreement is amended in its entirety to read:

          "Assignment of Real Estate Leases. An assignment of all of Seller's right, title and interest in and to Seller's interests in real property in the form attached as Schedule 11.2.4, duly executed and acknowledged by Seller and Purchaser assigning to Purchaser the interests of Seller in Real Property subject thereto, together with the original executed copy of each lease."

     23. Seller, at Purchaser's request, is not making express exception in the deeds delivered pursuant to Section 11.2.1 of the Agreement for the Permitted Encumbrances listed in Schedule 1.1.48. Purchaser acknowledges and affirms, nevertheless, that (i) all matters listed in Schedule 1.1.48 are Permitted Encumbrances, (ii) notwithstanding the special warranty covenants from Seller in applicable deeds Purchaser is accepting title to the Assets for itself and its successors and assigns subject to the Permitted Encumbrances, and (iii) the Permitted Encumbrances shall never constitute a violation or breach in any respect of Seller's special warranty covenants by Purchaser or by any person claiming by, through or under Purchaser.

     24. Purchaser, as of the date of this Amendment, hereby waives its rights of termination under Sections 7.4.2, 7.5.2, and 7.6 of the Agreement. This paragraph shall constitute Purchaser's Waiver Notice under Section
7.4.2 of Agreement.

     25.  Purchaser hereby waives any applicable requirement under Section
7.1.2 for Purchaser's prior written consent to the making of any contract listed on the most recent updated version of Schedule 1.1.14 to the Agreement provided to Purchaser, to the making of any amendments to any such contracts disclosed to Purchaser prior to the date of this Amendment and to the cancellation of any contract if such cancellation was disclosed to Purchaser prior to the effective date of this Amendment. As to the contracts listed on the most recent updated version of Schedule 1.1.14 of Agreement, Purchaser further acknowledges that, to its knowledge, Seller has complied with the notice requirements of Section 7.1.6 of the Agreement.

     26. Seller or Purchaser's failure to comply with the terms of this Amendment shall be a breach of that Section of the Agreement to which such failure relates and Purchaser or Seller, as the case may be, shall have all rights and remedies provided to Purchaser or Seller, as the case may be, by the Agreement for such breach. As amended by this Amendment and by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment, the Agreement is hereby ratified and declared to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Seventh Amendment to Agreement to Purchase and Sell as of the date first above written.

                              PUBLIC SERVICE COMPANY OF NEW MEXICO,
                              Seller



                              By:
                                 ---------------------------------
                                 M. PHYLLIS BOURQUE
                                 Senior Vice President,
                                    Energy Services


                              CITY OF SANTA FE, NEW MEXICO,
                              Purchaser



                              By:
                                ---------------------------
                                 DEBBIE JARAMILLO, Mayor

ATTEST:

By:
    ----------------------------
    YOLANDA Y. VIGIL, City Clerk